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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF DEWEY BALLANTINE]



                                May 5, 1997



Cheniere Energy, Inc.
Two Allen Center
1200 Street, Suite 1710
Houston, Texas  77002-4312

Ladies and Gentlemen:


       We have acted as counsel to Cheniere Energy, Inc., a Delaware corporation (the "Company"), in connection with the Company's preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of the resale of 1,139,639 shares of issued and outstanding common stock of the Company, par value $0.003 per share (the "Common Stock").

       In connection with this opinion, we have examined originals or copies (including facsimile copies) of such agreements, documents, records and instruments as we have deemed appropriate for the purposes of rendering this opinion. As to factual matters, we have relied solely upon, and assumed the accuracy, completeness and genuineness of, certificates of officers of the Company, certificates of public officials, and oral and written representations made to us by officers and other representatives of the Company. We have made no independent investigation of any of the facts stated in any such certificate or representation. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such latter documents.

       Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion as of the date hereof that:

       1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.